UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 1, 2009
Global Traffic Network, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-51838 (Commission File Number)	33-1117834 (IRS Employer Identification No.)

880 Third Avenue, 6th Floor, New York, New York		10022
(Address of principal executive offices)		(Zip Code)
(212) 896-1255
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.
          On February 1, 2009, the registrant (“Global”) entered into a Share Purchase Agreement (the “Purchase Agreement”) with UBC Media Group plc, among others, pursuant to which Global’s wholly-owned subsidiary, Global Traffic Network (UK) Limited, will purchase the entire share capital of The Unique Broadcasting Company Limited. The Unique Broadcasting Company Limited is a subsidiary of UBC Media Group that houses its Commercial Division operations, which supplies traffic and travel information to approximately 230 radio stations and entertainment news information to approximately 120 radio stations in the United Kingdom in exchange for commercial airtime inventory that is then sold to advertisers.
          Global has agreed to pay UBC Media Group £9.0 million (currently approximately $13.1 million) at the closing of the transaction. The closing date purchase price will be adjusted upwards or downwards by the amount that The Unique Broadcasting Company Limited’s working capital exceeds or is less than £40,000 as of the closing date. In addition, UBC Media Group plc will be eligible to receive additional cash “earn-out” compensation based upon the financial performance of the acquired business during each of the 2009, 2010 and 2011 calendar years. For 2009, UBC Media Group plc will be entitled to receive an earn-out payment of up to £5.5 million based on revenue of the acquired business generated during 2009. UBC will be entitled to a £1.0 million payment if the acquired business generates 2009 revenue of at least £11.0 million. The amount of the payment will increase based on a graduated schedule of 2009 revenue, up to maximum of £5.5 million if the acquired business generated 2009 revenues of £13.6 million or greater. For each of 2010 and 2011, UBC Media Group will be entitled to receive earn-out payments equal to 50% of the amount by which revenue from the acquired business exceeds £12.0 million or £12.5 million, respectively. The closing date purchase price, adjustments based on the closing date working capital amount and any future earn-out payments are required to be paid in British pounds. U.S. dollar equivalents will fluctuate based on fluctuations in the foreign currency exchange rates in effect from time to time.
          The Share Purchase Agreement contains representations, warranties, covenants, agreements and provisions for insurance as are customary for a transaction of this size and nature. Closing of the contemplated transaction will be contingent upon, among other things, the accuracy of representations and warranties and the satisfaction of customary closing conditions, including receipt of approval by the shareholders of UBC Media Group. Assuming satisfaction of closing conditions, Global expects that the transaction will close on or around March 2, 2009.
          The foregoing description of the Share Purchase Agreement does not purport to be complete and is qualified in its entirety by the Share Purchase Agreement itself, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
          On February 2, 2009, Global issued a press release announcing entry into the Share Purchase Agreement, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

10.1	Share Purchase Agreement dated February 1, 2009 by and among UBC Media Group plc, Global Traffic Network (UK) Limited and Global Traffic Network, Inc.

99.1	Press release dated February 2, 2009.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Traffic Network, Inc.,
a Nevada corporation

Date: February 3, 2009	By:	/s/ Scott E. Cody

Scott E. Cody, Chief Operating Officer and
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Share Purchase Agreement dated February 1, 2009 by and among UBC Media Group plc, Global Traffic Network (UK) Limited and Global Traffic Network, Inc.

99.1	Press release dated February 2, 2009.